UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2008 (September 9, 2008)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation)		Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 9, 2008, the Company, through TRT Industrial Fund III LLC, the Company’s indirect wholly-owned subsidiary, entered into a joint venture (“TRT-DCT Joint Venture III”) with DCT Industrial Fund III LLC, an indirect wholly-owned subsidiary of DCT Industrial Trust Inc. (“DCT”).  TRT-DCT Joint Venture III is expected to acquire up to approximately $200 million in industrial properties. However, there can be no assurances that the TRT-DCT Joint Venture III will be able to acquire $200 million in industrial properties or any properties at all. The Company expects to generally contribute approximately 90% of the equity of TRT-DCT Joint Venture III.

TRT-DCT Joint Venture III contains certain liquidation provisions, as well as certain termination rights should either party fail to perform its obligations thereunder. In connection with TRT-DCT Joint Venture III, the Company granted DCT, subject to certain exceptions, exclusivity rights until December 31, 2008 (the “Exclusivity Period”) that will generally restrict the Company during the Exclusivity Period from (a) pursuing similar agreements with other industrial operating partners within the United States and (b) directly acquiring or developing industrial assets within the United States. Pursuant to the existing advisory agreement between the Company and Dividend Capital Total Advisors LLC (the “Advisor”), the Company is expected to pay the Advisor fees in connection with assets acquired under TRT-DCT Joint Venture III, including acquisition, asset management and disposition fees. For a description of the fees the Company is obligated to pay pursuant to the Advisory Agreement see the section entitled “The Advisor and Advisory Agreement—Summary of fees, Commissions and Reimbursements,” included in the Company’s prospectus filed with the Securities and Exchange Commission on July 23, 2008. A portion of these fees is intended to be reallowed to DCT by the Advisor in exchange for services provided.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	TRT-DCT Joint Venture III Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty
Trust Inc.

September 11, 2008
	By:	/s/ John E. Biallas
John E. Biallas
Chief Financial Officer